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                                                                  Exhibit 10.153

                      ASSET PURCHASE AND LICENSE AGREEMENT

         This Asset Purchase and License Agreement ("Agreement") is made as of this 15th day of February, 2000, by and between Mycogen Corporation, a California corporation ("Seller"), and Ecogen Inc., a Delaware corporation ("Buyer") (with Seller and Buyer each being referred to separately as a "Party" and together as the "Parties").

         WHEREAS, Seller has made a determination to exit the business of registering and marketing Microbial Biopesticides (as defined herein);

         WHEREAS, Seller desires to license to Buyer certain technology and Data (as defined herein), sell to Buyer certain assets, and assign to Buyer certain rights and obligations relating to such business, and Buyer desires to accept a license in such technology and Data, to purchase such assets and to assume such rights and obligations from Seller; and

         WHEREAS, the Parties and/or certain of their Affiliates (as defined herein) are entering, or shall enter, into separate agreements under which, subject to the consummation of the transactions contemplated by this Agreement,
(i) Seller or one of its Affiliates is agreeing to sell certain Microbial Biopesticides to Buyer during a limited period, and (ii) Buyer is agreeing to supply Seller and/or its Affiliates with certain Formulated Products for distribution in specified areas during a limited period.

         NOW, THEREFORE, in consideration of the above recitals and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

         Except as otherwise indicated in this Agreement, defined terms used in this Agreement designated by an initial uppercase letter shall have the following meanings set forth in this Article and may be used in the Agreement in the singular or plural context:

         "Affiliate" means, with respect to Buyer, an entity which directly or indirectly controls, is controlled by, or is under common control with Buyer, where for Buyer "control" (including the terms "controls," "controlled by" and "under common control with") means the possession, direct or indirect, of greater than fifty percent of the outstanding equity of the Buyer; with respect to Seller an entity which directly or indirectly controls, is controlled by, or is under common control with Seller, where for Seller "control" (including the terms "controls", "controlled by" and "under common control with") means the possession, direct or indirect, of forty percent (40%) of the outstanding equity of the Seller, or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

         "Assumed Liabilities" means, from and after the Closing Date, and except as may be otherwise provided in the Purchase and Sale Agreement, all liabilities and obligations arising out
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of or related in any manner to the Purchased Assets or the licenses, including, without limitation, any and all:

         (a) liabilities and obligations of Seller for transfer, sales, use and other taxes (other than income taxes) arising in connection with the consummation of the transactions contemplated by this Agreement;

         (b) liabilities and obligations for obtention, maintenance and support of any Registrations, including the cost of any and all data required by governmental authorities to be generated or otherwise obtained to support said Registrations, except as provided for pursuant to the Data Citation Rights granted herein;

         (c) liabilities and obligations of Seller under the Contracts for the period from and after the Closing;

         (d) liabilities and obligations for registration and maintenance of the Trademarks;

         (e) liabilities and obligations arising out of the sale or use of any Purchased Assets or Products after the Closing Date, including, without limitation, product liability involving claims (other than claims arising out of or related to DAS's breach of its obligations pursuant to the Purchase and Sale Agreement) for personal injury, property damage, economic loss or otherwise, whether sounding in tort, breach of warranty or any other theory, arising out of occurrences involving any such Purchased Asset or Product;

         (f) liabilities and obligations for any Purchased Assets arising out of any modifications or improvements to the Purchased Assets made by or on behalf of Buyer; and

         (g) liabilities and obligations arising out of any condition of or defect in the Purchased Assets of which Buyer has knowledge at the time of the occurrences giving rise to such liabilities or obligations.

         "Audited Financial Statements" has the meaning set forth in Section 7.4(a) hereof.

         "Balance Sheet" means the audited October 31, 1998 balance sheet of Buyer.

         "Balance Sheet Date" means October 31, 1998.

         "Bill of Sale" has the meaning set forth in Article 2.

         "Bt Toxins" means the Bacillus thuringiensis toxins identified in
Schedule 1

         "Business" means the business conducted by Seller for the manufacture, processing, formulation, marketing, sale and distribution of the Products, but not including Excluded Assets.


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         "Business Day" means any day of the week except Saturday, Sunday and any legal holiday observed by a national banking association or one of the parties.

         "Buyer" has the meaning set forth in the Preamble.

         "Buyer's Registrations" has the meaning set forth in the definition of Data Citation Rights.

         "CellCap Technology" means Seller's technology related to encapsulating proteins, such as but not limited to those produced from Bacillus thuringiensis, into cells such as Pseudomonas or other bacterial strains, where such technology includes but is not limited to US Patent Nos. 4,695,462 and 4,695,455, and trade secrets and know-how related to the use of such for the production of Products.

         "Claim Notice" has the meaning set forth in Article 11.

         "Closing" has the meaning set forth in Section 5.1.

         "Closing Date" has the meaning set forth in Section 5.1.

         "Closing Value" means the average of the last reported sale price of Buyer's Common Stock on the NASDAQ National Market on each of the Business Days during the thirty (30) calendar days immediately preceding the date hereof; provided, however, the Closing Value shall not be less than the price per share which would result in Seller obtaining more than 19.99% of the outstanding shares of Buyer as of the close of business on the date hereof.

         "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "Common Stock" means the common stock, $.01 par value, of Buyer.

         "Confidentiality Agreement" means that certain confidentiality agreement entered into as of September 23, 1999, by and between Buyer and Seller.

         "Contracts" means all rights and obligations of Seller arising during the period from and after the Closing under the contracts and agreements between Seller and Third Parties relating to the Business which are set forth in
Schedule 2.

         "DAS" means Dow AgroSciences LLC, a Delaware limited liability company, which is an Affiliate of Seller.

         "DAS Distribution Agreements" means three (3) separate agreements by and between Ecogen and DAS, under which Ecogen will agree to sell, and DAS, will agree to purchase, the Formulated Products for distribution in the identified geographies.


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         "Data" means the data listed in Schedule 3.

         "Data Compensation" has the meaning assigned in Section 4.2.

         "Data Citation Rights" means the right to rely upon and cite the Data for the sole purpose of the obtention, maintenance and support of (a) Registrations; (b) registrations of Microbial Biopesticides in the Territory owned by Buyer on the Effective Date of this Agreement ("Buyer's Registrations"); and (c) registrations of Microbial Biopesticides in the Territory issued to Buyer after the Effective Date of this Agreement ("New Buyer Registrations"), so long as Buyer provides Seller with a right of first refusal to supply the Microbial Biopesticides sold under the Buyer's Registrations and New Buyer Registrations under terms and conditions essentially similar to those offered by any third party supplier of such Microbial Biopesticides.

         "Direct Claim" has the meaning set forth in Section 11.4(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         "Excluded Assets" means the following assets of Seller:

         (a) the Plant;

         (b) any and all billed and unbilled accounts receivable, notes receivable and all other claims or rights against Third Parties (other than rights under the Contracts for products sold or services performed after the Closing Date), and all proceeds of any of the foregoing;

         (c) any and all cash, bank accounts and deposits, marketable securities, investments and cash equivalents of any type;

         (d) any and all inter-company accounts of Seller and claims or rights of any type against Affiliates of Seller;

         (e) all properties and assets of every kind, nature and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, used by Seller or any Affiliate of Seller in connection with, or otherwise related or historically allocable to, any manufacture, processing, or formulation of the Products;

         (f) all properties and assets of every kind, nature and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, used by Seller or any Affiliate of Seller in connection with, or otherwise related or historically allocable to, any business or operations other than the Business;


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         (g) all corporate and charter documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a company;

         (h) all Excluded Technology;

         (i) all data supporting Registrations and related tolerances, including but not limited to the Data; and

         (j) any of the rights of Seller under this Agreement, the Purchase and Sale Agreement, the Distribution Agreements, the Confidentiality Agreement or any related agreement between Seller and Buyer or any of their respective Affiliates which is entered into on or after the date of this Agreement.

         "Excluded Technology" means CellCap Technology and any manufacturing or fermentation processes and know-how related to Products.

         "Field Development Test Studies" means those study reports listed in
Schedule 4.

         "Financial Statements" has the meaning set forth in Section 7.4(b) hereof.

         "Formulated Products" means the Seller's end use Microbial Biopesticide formulations known as MVP, MVP II, Mattch, M-Trac and M-Peril, in each case meeting the applicable Product Specifications.

         "Future Data" has the meaning set forth in Section 3.3 hereof.

         "Indemnified Party" has the meaning set forth in Section 11.4.

         "Indemnifying Party" has the meaning set forth in Section 11.4.

         "Inventories" means any and all Seller-owned inventories of Formulated Products on hand as of the Closing Date, excluding any and all inventories of M-Peril.

         "Knowledge of Seller" and "Seller's knowledge" mean the actual knowledge, without independent investigation.

         "Licensed Technology" means (1) US Patent Nos. 5,128,130, 5,527,883, 5,840,554, 5,188,960, 5,932,209, and 5,246,852 and (2) all rights that are owned by Seller in the delta endotoxin contained in Bacillus thuringiensis serovar japonensis strain buibui Ferm BP-3465 solely for use as a Microbial Biopesticide.


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         "Liens" means all liens, mortgages, charges, security interests, options to purchase or other encumbrances.

         "Losses" means all claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

         "Microbial Biopesticide" means a topically applied Pesticide that contains a Bt Toxin as an active ingredient; provided, however, Microbial Biopesticide shall not include (1) Plant Biopesticides or (2) the use of nucleic acids or fragments thereof that encode Bacillus thuringiensis proteins, regardless of whether such nucleic acids or fragments thereof are formulated or applied to a plant or its environment.

         "New Buyer Registrations" has the meaning set forth in the definition of Data Citation Rights.

         "Paid-Up Royalty" has the meaning set forth in Section 4.1.

         "Party" has the meaning set forth in the Preamble.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a government or political subdivision or any agency or instrumentality of a government or political subdivision.

         "Pesticide" has the meaning presently specified in 7 U.S.C. Section 136(u).

         "Plant" means the manufacturing facility operated on Seller's behalf in connection with the operation of the Business, and located at 2600 Kennedy Drive, Beloit, Wisconsin.

         "Plant Biopesticide" means any Pesticide produced by plants from nucleic acids or fragments thereof that have been incorporated into or expressed by a plant.

         "Proceeding" means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

         "Products" means the Formulated Products and the Bt Toxins utilized as the active ingredient in Microbial Biopesticides.

         "Product Specifications" means the specifications that control the quality and composition of the Products as set forth in Schedule 5.

         "Promissory Note" has the meaning set forth in Section 5.24.


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         "Purchase and Sale Agreement" means that certain Purchase and Sale
Agreement substantially in the form attached hereto as Exhibit C, to be entered into at Closing by and between DAS and Buyer and under which DAS will agree to sell, and Buyer will agree to purchase, MVP, MVP II, M-Trac and Mattch.

         "Purchase Price" has the meaning set forth in Section 4.3.

         "Purchased Assets" means all of the right, title and interest that Seller possesses and has the right to transfer in and to the following assets used by Seller exclusively in the operation of the Business:

         (a) the Trademarks;

         (b) the Contracts;

         (c) the Inventories;

         (d) the Records; and

         (e) the Registrations.

         where Purchased Assets does not include Excluded Assets.

         "Records" means any and all customer lists relating to the Business and the Field Development Test Studies.

         "Registrations" means the Microbial Biopesticide registrations listed in Schedule 6.

         "Restricted Payments" means dividends or other distributions in respect of the stock of Buyer or any Subsidiary (except intercorporate dividends and dividends payable solely in stock of Buyer) and purchases, redemptions and other acquisitions, direct or indirect, of stock of Buyer or any Subsidiary.

         "Required Registrations" has the meaning set forth in Section 3.3 hereof.

         "SEC Documents" has the meaning set forth in Section 7.4 hereof.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         "Seller" has the meaning set forth in the Preamble.

         "Stockholders' Agreement" means that certain Stockholders' Agreement between Buyer


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and Seller and dated the date hereof, in substantially the form attached hereto as Exhibit A.

         "Subsidiary" means a subsidiary more than 50 percent of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors, is owned by the applicable party and/or one or more of such party's other majority-owned Subsidiaries. Subsidiaries of Ecogen shall also include the entities set forth in Schedule 7 hereto.

         "Tax" or "Taxes" means any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or governmental charges of any kind whatsoever (including interest penalties, additions to tax or additional amounts with respect to such items).

         "Territory" means the aggregate of all geographies of the world, except for those areas now included within the country of Japan.

         "Third Party" means a person or entity that is neither a Party nor an Affiliate of a Party.

         "Third Party Claim" has the meaning set forth in Section 11.4(a).

         "Trademarks" means the trademarks, whether registered or unregistered, which are owned by Seller and set forth in Schedule 8.

         "Unaudited Balance Sheet" has the meaning set forth in Section 7.4(d) hereof.

         "Unaudited Financial Statements" has the meaning set forth in Section 7.4(b) hereof.

         "U.S.A." means the United States of America.


ARTICLE 2 - PURCHASE AND SALE OF ASSETS

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver to Buyer, all of the Purchased Assets at the Closing. Such sale, transfer and assignment shall be effected by delivery at the Closing by Seller of (i) a duly executed bill of sale in the form of Exhibit B (the "Bill of Sale") and (ii) such other good and sufficient instruments of sale, transfer and assignment as shall reasonably be necessary to vest in Buyer, subject to the provisions of this Agreement, all of the right, title and interest of Seller in and to the Inventories, and Records. Seller also shall transfer the Trademarks, Registrations and Contracts to Buyer after the Closing pursuant to Sections 8.5,
8.6 and 8.7. Notwithstanding anything in this Agreement that may be to the contrary, Seller is not


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selling to Buyer, and Buyer is not purchasing from Seller, any of the Excluded
Assets.

ARTICLE 3 - LICENSES

3.1 License of Technology. On and subject to the terms and conditions of this Agreement, Seller grants to Buyer and Buyer accepts from Seller a limited, exclusive, fully paid-up royalty (except for royalties that may be payable by Buyer as provided in Section 3.7), non-sublicensable right under Licensed Technology to make, have made, use, sell and have sold Bt Toxins solely as Microbial Biopesticides in the Territory. The Seller does not grant, explicitly or implicitly, any rights to Excluded Technology. Seller acknowledges and agrees that in connection with the payment by Buyer of the Purchase Price, Buyer is deemed to have paid in full all amounts past due, now due or hereafter due to the Seller pursuant to that certain Settlement Agreement dated as of March 12, 1998 between Seller and Buyer (the "Settlement Agreement"); provided, however, that notwithstanding the foregoing the Settlement Agreement shall remain in full force and effect. Except as provided for in Section 3.7 and other than the payment of the Purchase Price, Buyer shall have no further payment obligations to Seller with respect to the license granted pursuant to this Section 3.1.

3.2 Data Citation Rights. Seller grants Buyer Data Citation Rights as that term is defined in Article 1. Seller does not grant Buyer any right to receive hard copies of the Data, except for Data that Seller determines in its sole discretion contains no confidential business information relating to the Excluded Technology. Seller does not grant Buyer the right to receive compensation from DAS or any third party for rights to the Data. Seller has no right to authorize others to rely upon or cite the Data. Seller agrees not to voluntarily grant Data Citation Rights to any third party.

3.3 Future Data Requirements. Except as otherwise provided herein, Buyer shall be responsible to generate and pay for all studies that are required after Closing by any regulatory authority within the Territory to obtain, maintain or support Registrations or New Buyer Registrations ("Future Data"). To the extent that Buyer's need for Future Data requires access to information or data of Seller or its Affiliates relating to the manufacturing process of the Products ("Required Information"), Seller shall provide access to the Required Information of Seller as follows. At Seller's sole discretion, Seller shall either complete the Future Data studies or contract with an independent, third party laboratory chosen by Seller to perform the Future Data study(ies). Such independent, third party laboratory shall, pursuant to execution of a confidentiality agreement reasonably acceptable to Seller and its Affiliates, have access to the Required Information held by Seller or its Affiliates. Buyer shall pay all costs associated with the generation of the Future Data study(ies) by the laboratory or Seller. However, to the extent that Future Data incorporates or reveals Required Information, such Future Data shall be owned by Seller. If such Future Data incorporates or otherwise reveals Required Information, the Future Data, Buyer shall have Data Citation Rights to such Future Data pursuant to the terms of Section 3.2.


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3.4 Letters of Authorization. To the extent that any regulatory authority requires a letter of authorization from Seller for Buyer to rely upon or cite the Data prior to issuing a New Buyer Registration, and to the extent that Buyer provides in writing to Seller the names of the Microbial Biopesticides to be registered in a jurisdiction and the name and address of the appropriate regulatory authority, Seller will, at no cost to Buyer, provide letters of authorization to rely upon or cite the Data in order to receive New Buyer Registrations in the Territory. Seller agrees that, within forty-five (45) days of receipt of such written request from Buyer, the letters of authorization will be provided.

3.5 Insect Resistance Management. In order to ensure that resistance management is properly coordinated between Buyer's Microbial Biopesticides and Seller's Plant Biopesticides, Buyer shall promptly update Seller on any discussions Buyer may have with any regulatory authority regarding resistance management of Bt Toxins as Microbial Biopesticides in the Territory. Such update shall include a summary of the points discussed with any such regulatory authority and the outcome of such discussions.

3.6 Distribution Registrations. The Parties recognize that Buyer may be prohibited from owning registrations with respect to the Formulated Products in some jurisdictions due to restrictions imposed by local laws and regulations regarding registration ownership rights. Therefore, Buyer may assign to a Third Party the rights granted Buyer under Sections 3.2 and 3.4 for the sole purpose of obtaining and maintaining registrations for Microbial Biopesticides in such jurisdictions. However, prior to any assignment under this Section 3.6, Buyer must provide written notice to Seller of its intent to assign, disclose to Seller the identities of the jurisdiction and the proposed assignee, and obtain the prior written approval of Seller to such assignment. Such approval shall not be unreasonably withheld, provided that Buyer and the Third Party assignee agrees in writing (i) not to transfer any resulting registrations except to Buyer, and (ii) to take immediate action as necessary to cancel any resulting registration upon the request of Buyer. Further, at Seller's request, Buyer shall require a Third Party assignee to cancel such registration if Seller, in its sole discretion, deems it necessary to protect Seller's ownership interest in the Data.

3.7 Additional Royalty Payment. If for any reason it is deemed by Seller in its good faith judgement that royalties are due to Kubota Corporation, pursuant to a contract in existence at the time of Closing between Seller and Kubota Corporation, based upon Buyer's sales of a Product that contains a buibui Bt Toxin as described in Schedule 1, then Seller will notify Buyer of such royalties. Within 30 days after Seller so notifies Buyer, Buyer shall pay Seller any and all royalties due to Kubota Corporation based upon Buyer's sales of Product containing a buibui Bt Toxin. Any such Royalties shall not exceed 5% of Buyer's net sales of such Product.


ARTICLE 4 - CONSIDERATION

Buyer shall compensate Seller for the rights conveyed hereunder as follows:


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4.1 Paid-Up Royalty. The paid-up royalty for the rights granted hereunder to the
Licensed Technology is Five Hundred Thousand Dollars ($500,000) (the "Paid-Up Royalty").

4.2 Data Compensation. The sole compensation for the Data Citation Rights is Two Hundred and Fifty Thousand Dollars ($250,000) (the "Data Compensation").

4.3 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000).*

4.4 Payment. The aggregate consideration to be paid in connection with Sections 4.1, 4.2, and 4.3 shall be paid at Closing in certificates registered in the name of Seller evidencing shares of Common Stock of Buyer having an aggregate Closing Value of Three Million Dollars ($3,000,000.00) as provided in Section 5.2.


ARTICLE 5 - CLOSING

5.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile at the offices of Paul, Hastings, Janofsky & Walker, 1055 Washington Boulevard, Stamford, Connecticut on February 15, 2000, or such other date as the Parties may mutually determine (the "Closing Date").

5.2 Deliveries at the Closing. At the Closing, (i) Seller will execute, acknowledge (if appropriate) and deliver to Buyer the Bill of Sale and any other instruments required as provided in Section 2.1, (ii) Seller will deliver to Buyer the certificate referred to in Section 9.1, (iii) Buyer will deliver to Seller the certificate referred to in Section 9.2, (iv) Buyer and Seller will execute and deliver the Stockholders' Agreement, and (v) Buyer and Seller will execute the Purchase and Sale Agreement in the form of Exhibit D, and (vi) Buyer will deliver to Seller certificates registered in the name of Seller evidencing shares of Common Stock of Buyer having an aggregate Closing Value of Three Million Dollars ($3,000,000.00); provided, however, that Buyer shall not, while its Common Stock is listed for trading on the NASDAQ National Market or the NASDAQ Small Cap Market, issue to Seller an aggregate number of shares that equals or exceeds 20% of the number of shares of Common Stock issued and outstanding immediately

----------------------
* The purchase price for the Purchased Assets is allocated among the individual assets composing the Purchased Assets as follows: Trademarks, Fifty Thousand Dollars ($50,000); Contracts, Fifty Thousand Dollars ($50,000); Records, Fifty Thousand Dollars ($50,000); Registrations, One Million Five Hundred Thousand Dollars ($1,500,000). Seller estimates that the allocated purchase price of the Inventory is Six Hundred Thousand Dollars ($600,000), priced at the following per gallon prices: * The purchase price for the Inventory is subject to adjustment following a physical count of the Inventory by Seller on the Closing Date. Seller shall promptly advise Buyer of the result of the physical count. Within thirty (30) days following receipt of the result of the physical count of the Inventory, (i) if the final purchase price for the Inventory exceeds $600,000 Buyer shall remit to Seller a check in the amount of such excess; or
(ii) if the final purchase price for the Inventory is less than $600,000, Seller shall grant Buyer a dollar for dollar credit on subsequent purchases of Formulated Products under the Purchase and Sale Agreement.

* This information is subject to request for confidentiality.


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prior to the Closing (the "Issuable Maximum") unless, prior to Closing, Buyer shall have (a) obtained the approval of shareholders of Buyer entitled to vote thereon ("Shareholder Approval"), if any, as may be required by the rules and regulations of the NASDAQ Stock Market (or successor thereto) applicable to approve the issuance of shares in excess of the Issuable Maximum, or (b) obtained an exemption from any applicable requirement for Shareholder Approval from the NASDAQ Stock Market. In the event that such Shareholder Approval or the exemption from any requirement from the NASDAQ Stock Market is not received by Buyer prior to Closing, Buyer shall issue a promissory note (the "Promissory Note") to Mycogen (i) having a principal amount equal to the aggregate market value of those shares Buyer is not able to issue due to the Shareholder Approval requirement of the NASDAQ Stock Market (or its successor), (ii) maturing on the first anniversary of the Closing, and (iii) with interest payable on the last business day of each calendar quarter at the prime rate in effect at Citibank, N.A., New York, on the last business day of the preceding calendar quarter.

5.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.


ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

6.1 Organization of the Seller. Seller is duly organized, validly existing and in good standing under the laws of California, U.S.A., and has all necessary corporate power and authority to carry on its business as now conducted and as proposed to be conducted and to own or lease and operate its properties.

6.2 Noncontravention. Neither the execution and the delivery of this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of or constitute a default under any contract to which Seller is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach or default would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the DAS Distribution Agreements.

6.3 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, the

Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement for which Buyer could become liable or obligated.

6.4 Title to Purchased Assets. Seller has good and marketable title to the Purchased Assets, free and clear of all Liens, except (i) Liens which will be removed at or prior to the Closing, (ii) Liens created by Buyer or any Person acting on behalf of, under or through Buyer, (iii) Liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iv) purchase money Liens and Liens securing rental payments under leases, (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (vi) imperfections of title and Liens which in the aggregate do not materially detract from the value of the Purchased Assets, taken as a whole.

6.5 Inventory. The Inventory is in good condition, is not obsolete, is useable or saleable in the ordinary course of business and, such Inventory was produced in compliance with the applicable quality control procedures of Seller and comply with all rules, regulations, laws and the like applicable thereto.

6.6 Trademarks. As of the Closing Date, all Trademarks owned or used by the Seller which constitute a part of the Purchased Assets are listed, where applicable, in Schedule 5. To the Knowledge of Seller, Seller owns or has the right to use, free and clear of all Liens, claims and restrictions, the Trademarks. The Seller has not been informed that it is infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any Trademark. To the Knowledge of Seller, the Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Trademark which constitute a part of the Purchased Assets.

6.7 Right to Grant Licenses. Seller warrants that it has the right to grant the rights in Article 3 under this Agreement. However, nothing in this Agreement shall be construed as:

         (i)      a warranty as to the validity or scope of any patent(s);

         (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the patent licenses granted in this Agreement will or will not infringe patents of Third Parties;

         (iii) an obligation to bring or prosecute actions or suits against Third Parties for infringement of patent(s); and

         (iv) A warranty or representation that the Data is, standing alone, sufficient to support the obtention or maintenance of a Registration or related tolerance.

6.8 Contracts. To the Knowledge of Seller, (i) each Contract is a valid and binding agreement of Seller and is in full force and effect in all material respects, and (ii) there exists no material default under any Contract.

6.9 Litigation. Except as described in Schedule 9, there is no action, suit, investigation, arbitration or proceeding (whether criminal or civil) pending or, to the best Knowledge of Seller threatened against or affecting Seller or any of the Purchased Assets or the Licensed Technology, whether or not by or before any governmental authority, or any basis in fact therefor known to Seller, against or involving Seller or any of its officers, directors or employees (in their capacity as such), assets or business, whether at law, in equity or otherwise, or any other facts or circumstances of which Seller has knowledge that has reasonable business likelihood of resulting in any claims against, or liabilities of, Seller. Neither Seller nor any director, officer or employee thereof is operating under and neither Seller nor the Purchased Assets or the Licensed Technology is subject to any orders, writs, judgments, injunctions or decrees of any governmental authority.

6.10 Tax Matters. Seller has timely paid (or will have paid prior to the Closing
Date) all Taxes, and all interest and penalties due thereon and payable by it prior to the Closing Date, the nonpayment of which would result in a Lien on any Purchased Asset or the Licensed Technology, and has filed (or will have filed prior to the Closing Date) all Tax returns with respect to the Business that are due prior to the Closing Date.

6.11 Investment Representation.

         (i) Seller understands and agrees that the Common Stock it will be acquiring has not been registered under the Securities Act, and that accordingly it will not be fully transferable except as permitted under various exemptions contained in or promulgated by the Commission under the Securities Act, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. Seller acknowledges that it must bear the economic risk of its investment in the Common Stock for an indefinite period of time since they have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available.

         (ii) Seller hereby represents and warrants to Buyer that it is acquiring the Common Stock for investment purposes only, for its own account, and not as nominee or agent for any other Person, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

         (iii) Absent an effective registration statement under the Securities Act covering the disposition of the Common Stock, Seller will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Common Stock without first providing Buyer with an opinion of counsel (which may be counsel for Buyer) to the effect that such sale, transfer, assignment, pledge, hypothecation or other disposition will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities laws, except that no such registration or opinion shall be required with respect to (i) a transfer not involving a change in beneficial ownership, or (ii) a sale to be effected in accordance with Rule 144 of the Commission under the Securities Act (or any comparable exemption).

6.12 Disclaimer of Warranty of Assets. EXCEPT AS PROVIDED IN THIS ARTICLE 6, SELLER IS SELLING AND TRANSFERRING THE PURCHASED ASSETS "AS IS" AND "WHERE IS", AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, INCLUDING ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

6.13 Disclaimer of Warranty of Licensed Technology and Data and Bt Toxins. SELLER MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO ANY BT TOXINS OR DATA OR PRODUCTS PRODUCED OR RELATED TO THIS AGREEMENT OR TO THE USE, SALE, OR OTHER DISPOSITION OF THOSE PRODUCTS.


ARTICLE 7 -  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

7.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A., and has all necessary corporate power and authority to carry on its business as now conducted and as proposed to be conducted and to own or lease and operate its properties.

7.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver, and to perform its obligations under this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder, have been duly authorized by proper corporate action on the part of Buyer. Upon execution by the Parties, this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement shall constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

7.3 Noncontravention. Neither the execution and the delivery of this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of or constitute a default under any contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach or default would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement.

7.4 Consolidated Financial Statements: Other Information. Buyer has previously delivered to Seller true, accurate and complete copies of the following documents, including, the exhibits and schedules thereto:

         (a) Annual Report on Form 10-K for the period ended October 31, 1998, as filed with the Commission, which contains the audited consolidated balance sheets of Buyer as of October 31, 1997, and October 31, 1998, and audited consolidated statements of operations, cash flows and stockholders' equity for the years ended October 31, 1996, October 31, 1997 and October 31, 1998 certified by KPMG LLP and heretofore furnished to Seller (together the "Audited Financial Statements");

         (b) Quarterly Reports on Form 10-Q for the three months ended January 31, 1999, April 30, 1999 and July 31, 1999, as filed with the Commission (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"); and

         (c) Proxy statement in definitive form for its 1999 annual meeting of stockholders as filed with the Commission (the "Annual Proxy Statement"); and

         Since November 1, 1998, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the requirements of the Exchange Act and the Securities Act, including, without limitation, all of the documents listed in paragraphs (a),
(b), (c) and (d) above (all of the foregoing filed prior to the date hereof being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents (as the same may have been amended) complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and, as of their respective dates, none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as may be otherwise indicated in such financial statements or the notes thereto, and fairly present in all material respects the consolidated financial condition of Buyer and its Subsidiaries, as of those dates and the results of their operations for the periods then ended.

7.5 Capitalization. The authorized capital stock of Buyer consists of (i) 42,000,000 shares of common stock, par value $.01 per share, of which 10,509,263 shares were issued and outstanding at January 31, 2000, and no additional shares have subsequently been issued except upon exercise of options, warrants or convertible securities outstanding as of October 31, 1999 and (ii) 7,500,000 shares of preferred stock, par value $.01 per share, issuable in series, of which 50,000 shares have been designated Series 1998-C convertible preferred stock and 32,354 shares of which are issued and outstanding at January 31, 2000, and of which 39,000 shares have been designated Series 1999-A Convertible Preferred Stock, and 9500 shares of which are issued and outstanding as of January 31, 2000. The issued and outstanding shares of Buyer have been duly and validly issued and are fully paid and nonassessable, and the Purchased Shares, when issued, will be duly and validly issued and fully paid and nonassessable. Buyer holds no shares of its common stock or preferred stock in its treasury. Except as disclosed in Schedule 10, there are no outstanding options, warrants or other rights in existence to acquire from Buyer any of its shares of capital stock. Since the Balance Sheet Date there have been no dividends, Restricted Payments or other distributions declared or paid in respect of the shares of capital stock of Buyer, except for non-cash preferred stock dividends.

7.6 Absence of Changes. Since the Balance Sheet Date, except as disclosed in the SEC Documents, the Unaudited Balance or as specified in Schedule 11 hereto, Buyer and its Subsidiaries have not:

         (a) undergone any changes in its condition, properties, assets, liabilities, business or operations which are in the aggregate materially adverse;

         (b) declared, set aside, made or paid any Restricted Payment;

         (c) incurred any indebtedness or issued or sold any debt securities except for indebtedness incurred in connection with the purchase or lease of property in the ordinary course of business which in the aggregate is not materially adverse to Buyer;

         (d) mortgaged, pledged, licensed, sublicensed or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible which in the aggregate materially adversely affect the financial condition, property, assets, business, or operations of Buyer and its Subsidiaries taken as a whole;

         (e) acquired or disposed of any assets or properties (except for common stock of Buyer) in any transaction with any officer or director or with any shareholder owning more than 5% of the outstanding common stock except for transactions that have a value of less than $60,000;

         (f) forgiven or canceled any debts or claims, or waived any rights having a value of more than $60,000 except in the ordinary course of business which in the aggregate is not materially adverse to Buyer;

         (g) suffered any damage, destruction or loss (whether or not covered by insurance) which in the aggregate materially adversely affects the financial condition, properties, assets, business or operations of Buyer and its Subsidiaries; or

         (h) incurred other than in the ordinary course of business any liability or obligation (whether absolute, accrued, contingent or otherwise), exceeding $1,000,000.

7.7 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

7.8 Disclosure. Neither this Agreement nor any exhibit or schedule hereto, nor any statement, list or certificate delivered to Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in the context in which they were made not misleading.


ARTICLE 8 - POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the Closing.

8.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Article 11).

8.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, novations and approvals of governments and governmental agencies in connection with the matters referred to in Section 6.2 and Section 7.3.

8.3 Export Controls. Notwithstanding anything to the contrary that may be contained in any provision of this Agreement, neither Buyer nor any of its Affiliates, or any of its or their respective officers, employees, agents or representatives, shall import, export or transfer any technical data or the products of such technical data in violation of any applicable laws or regulations covering the transfer or disclosure of such technical data or products.

8.4 Distribution Agreements. As soon as practicable but no later than 60 days following the Closing, Seller and Buyer will enter into the DAS Distribution Agreements.

8.5 Transfer of Registration. As soon as practicable but no later than 30 days following the

Closing, Seller and Buyer will transfer the Registrations to Ecogen.

8.6 Assignment of Trademarks. As soon as practicable but no later than 30 days following the Closing, Seller shall assign the Trademarks to Ecogen Bio Inc., a Delaware Corporation.

8.7 Assignment of Contracts. As soon as practicable but no later than 30 days following the Closing, Seller shall assign the Contracts to Buyer.

8.8 Authorization of Transaction. Within 45 days following the Closing, Seller shall utilize its best efforts to obtain and provide Buyer a certificate executed by the secretary of Seller to the effect that (1) Seller has full power and authority (including full corporate power and authority) to execute and deliver, and to perform its obligations under this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the Distribution Agreement; (2) the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder, have been duly authorized by proper corporate action on the part of Seller; and (3) this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the DAS Distribution Agreement constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

8.9 Consolidated Balance Sheet. Within 30 days following Closing, Buyer shall provide seller with Buyer's 1999 Balance Sheet.

ARTICLE 9 - CONDITIONS TO OBLIGATION TO CLOSE

9.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Seller in Article 6 shall be true and correct in all material respects at and as of the Closing Date;

         (b) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing;

         (c) no law, statute, order, rule, regulation, executive order, injunction, stay, judgment, decree or ruling shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated by this Agreement;

         (d) No lawsuit shall be pending or threatened seeking to enjoin or delay the consummation of the transactions contemplated hereby; and

         (e) Buyer shall have received from Seller a certificate in form reasonably acceptable to Buyer and signed by an appropriate officer of Seller as to Seller's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 9.1.

         Buyer may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

9.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Buyer in Article 7 shall be true and correct in all material respects at and as of the Closing Date;

         (b) Buyer shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Buyer under this Agreement at or prior to the Closing;

         (c) no law, statute, order, rule, regulation, executive order, injunction, stay, judgment, decree or ruling shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated by this Agreement;

         (d) No lawsuit shall be pending or threatened seeking to enjoin or delay the consummation of the transactions contemplated hereby; and

         (e) Seller shall have received from Buyer a certificate in form reasonably acceptable to Seller and signed by an appropriate officer of Buyer as to Buyer's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 9.2.

         Seller may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.


ARTICLE 10 - TERMINATION

10.1 Termination This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the
Closing:

         (a) by the mutual written agreement of both Buyer and Seller;

         (b) by either Buyer or Seller by giving written notice of such termination to the other Party, if the Closing shall not have occurred by February 15, 2000;

         (c) by either Buyer or Seller if there shall be any law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement, the Stockholders' Agreement, the Purchase and Sale Agreement and the DAS Distribution Agreement. would violate any nonappealable final judgment of any court or governmental body having competent jurisdiction; or

         (d) by Seller, on the one hand, or Buyer, on the other hand, upon a material breach by the other Party of any of its obligations under this Agreement that is not cured within thirty (30) calendar days after receipt by such other Party of written notice of such breach.

10.2 Effect of Termination. If this Agreement is terminated as permitted under
Section 10.1, such termination shall be without liability to any Party to this Agreement and, following such termination, no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; provided, however, that no such termination shall relieve any Party that has breached any provision of this Agreement from liability for such breach and any such breaching Party shall remain fully liable for (i) any and all Losses incurred or suffered by another Party to this Agreement as a result of such breach and (ii) any other relief a court deems appropriate. Sections 10.2, 13.3, 13.4, 13.10 and 13.11 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article 10.

10.3 Termination of License Rights. Seller may terminate the rights granted under this Agreement in Article 3 in the event of (i) a material breach of the provisions of Article 3 which remains uncorrected sixty (60) days after written notice from the Seller specifying that such a breach has occurred and describing it, or (ii) consummation of an action before a court of competent jurisdiction alleging infringement of third party patents claiming the Bt Toxins or a use of such Bt Toxins.

10.4 Bankruptcy. Seller may terminate the rights granted under this Agreement with immediate effect in the event the Buyer is adjudged a bankrupt, makes a general or other assignment for the benefit of creditors, or if a trustee or receiver should be appointed on account of the insolvency or other financial condition of Buyer.

10.5 Rights Upon Termination. In the event of termination of the rights in
Article 3, the Buyer shall certify the destruction of Products within sixty (60) days of notice of such termination, shall immediately notify registration authorities that letters of authorization for Data Citation Rights are no longer valid, and shall immediately cancel Registrations relying upon or citing the Data.


ARTICLE 11 - INDEMNIFICATION

11.1 Indemnification by Seller. From and after the Closing Date and subject to the provisions of this Article 11 (including the limitations set forth in Section 11.5), Seller agrees to indemnify, hold harmless and defend Buyer from and against any and all Losses arising out of or relating:

         (a) any inaccuracy or material breach of any representation or warranty of Seller contained in this Agreement;

         (b) any breach of any covenant or agreement of Seller contained in this Agreement;

         (c) any liability of Seller relating to the Business which is not an Assumed Liability; or

         (d) product liability claims relating to Formulated Products distributed during all periods prior to the Closing provided, however, that Seller shall have an obligation to indemnify Buyer for Losses pursuant to this Section 11.1 only to the extent that such Losses are in excess of (i) any amounts recoverable by Buyer pursuant to any contract to which Buyer is a party or has assumed pursuant to this Agreement or (ii) any amounts recoverable by counterclaim or otherwise from any Third Party based on any claims Buyer has against any such Third Party that reduces the Losses that would otherwise be sustained (in each case net of the costs of recovery of the Losses); and, provided further, that all Losses shall be reduced by the amount of any related net income tax benefits to Buyer.

         From and after the Closing Date, the right to indemnification provided for in this Section 11.1 shall be the exclusive remedy of Buyer with respect to the transactions contemplated by this Agreement.

11.2 Indemnification by Buyer. From and after the Closing Date and subject to the provisions of this Article 11, Buyer agrees to indemnify, hold harmless and defend Seller from and against any and all Losses arising out of or relating to:

         (a) any material inaccuracy or material breach of any representation or warranty of Buyer contained in this Agreement;

         (b) any material breach of any covenant or agreement of Buyer contained in this Agreement; or

         (c) any liability or obligation of Seller which is an Assumed Liability or any other liability or obligation associated with the Purchased Assets or attributable in any way to Buyer's use of the Purchased Assets after the Closing Date;

provided, however, that Buyer shall have an obligation to indemnify Seller for Losses pursuant to this Section 11.2 only to the extent that such Losses are in excess of (i) any amounts recoverable by Seller pursuant to any contract to which Seller is a party or (ii) any amounts recoverable by counterclaim or otherwise from any Third Party based on any claims Seller has against any such

Third Party that reduce the Losses that would otherwise be sustained (in each case net of the costs of recovery of the Losses); and provided further, that all Losses shall be reduced by the amount of any related net income tax benefits to Seller.

         From and after the Closing Date, the right to indemnification provided for in this Section 11.2 shall be the exclusive remedy of Seller with respect to Purchased Assets.

11.3 Product Liability. From and after Closing, Buyer shall assume all liabilities related to Losses arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever, including indemnifying Seller, Seller's officers, employees and agents, where claims result from Buyer's manufacture, use or sale (directly or indirectly) of Product(s) or Bt Toxins, except where gross negligence or willful misconduct on the part of Seller is the sole cause of the claim or the claim arises out of or relates to DAS's breach of its obligations pursuant to the Purchase and Sale Agreement.

11.4 Indemnification Process. The Party or Parties making a claim for indemnification under this Article 10 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the Party or Parties against whom such claims are asserted under this Article 10 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party, unless otherwise noted, under this Article 11 shall be asserted and resolved as follows:

         (a) In the event that (i) any claim or Proceeding is asserted or instituted by any Person other than the Parties to this Agreement or their respective Affiliates which could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim or Proceeding being referred to as a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim being referred to as a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim or Proceeding and the amount or estimated amount of such claim or Proceeding (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim or Proceeding) (a "Claim Notice"), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party proper notice.

         (b) In the event of a Third Party Claim, the Indemnifying Party shall control the defense of, and shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with, such claim or Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or Proceeding which the Indemnifying Party defends or, if appropriate and related to the claim or Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) to the extent the Indemnified Party would not be entitled to indemnification with respect to such Third Party Claim under this Article 11, by the Indemnifying Party without the prior written consent of the Indemnified Party.

         (c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) calendar days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

         (d) Notwithstanding the forgoing specified in this Section 11.4, including sections (a) through (c), all Third Party Claims related to patent infringement shall be governed by the provisions in Article 12 of this Agreement.

11.5 Limitations on Indemnity Payments this Article 11. No claim for indemnification under this Article 11 may be made by either Party, and no payment in respect of a claim for indemnification shall be required from either Party, unless the aggregate amount of Losses against which a Party is entitled to be indemnified exceeds Fifty Thousand United States dollars (U.S. $50,000.00), and then only for the amount of such excess. The maximum aggregate amount of Losses against which a Party shall be entitled to be indemnified by the other Party under this Article 11 with respect to all claims thereunder shall be One Million United States dollars (U.S. $1,000,000.00).

11.6 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 11.6. Any and all claims and causes of action for indemnification under this Article 11 arising out of the inaccuracy or breach of any representation or warranty of Seller or Buyer must be made prior to the termination of the applicable survival period. All of the representations and warranties of Seller and Buyer contained in this Agreement and any and all claims and causes of action for indemnification under this Article 11, Sections
11.1 and 11.2 with respect thereto shall terminate eighteen (18) months after the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 11.1(a) or Section 11.2(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Notwithstanding the forgoing, the obligations of indemnification under Section 11.3 shall survive termination of this Agreement and shall NOT terminate one year after the Closing Date.


ARTICLE 12 - INFRINGEMENT OF LICENSED PATENT(S)

12.1 Third Party Infringement of Licensed Technology. It shall be in Seller's sole discretion as


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to whether or not to bring an action to abate an alleged infringement by a Third
Party of Licensed Technology, such action shall be in Seller's sole control and at Seller's sole expense. Seller may request Buyer to provide reasonable assistance and Seller shall reimburse Buyer for any out of pocket expenses incurred by Buyer with respect to such assistance. If Buyer's rights as granted herein are affected by such alleged Third Party infringement, Buyer may request in writing that Seller abate such infringement. If Seller does not take some reasonable business steps to abate the alleged infringement within ninety (90) days, Seller shall reimburse Buyer fifty percent of the royalty defined in
Section 4.1 of this Agreement. Any settlement by Seller shall require the approval of Buyer; however, Buyer shall not unreasonably withhold its consent. The Seller shall be entitled to recover all costs including attorneys' fees associated with bringing such action. After the Seller has recovered all such costs then Buyer shall be entitled to any remaining compensatory damages, if any, recovered from such infringement suit. After the Seller has recovered all such costs and fees, the Parties shall split any punitive damages equally.

12.2 Third Party Suit. In the event that Buyer is sued by a Third Party for infringement of a Third Party's patent(s) to Bacillus thuringiensis toxins or genes related to the manufacture, marketing, distribution or sale of Products, Buyer may request from Seller reasonable assistance in defending such infringement allegations. Buyer will reimburse Seller for any out-of-pocket expenses incurred by Seller with respect to such assistance, provided that such suit is not due to a breach of the Warranties by Seller provided in Section 6 hereof, or is due to gross negligence by Seller or its representatives. The indemnification provided in this Section 12.2 shall survive termination or expiration of this Agreement, and is not governed by the indemnification provisions of Article 11 of this Agreement.


ARTICLE 13 - GENERAL PROVISIONS

13.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party.

13.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.3 Taxes. Except as may be otherwise provided in this Agreement, each Party shall be responsible for its own tax liability and other governmental charges or assessments, if any, which may result in any applicable jurisdiction from the transactions contemplated by this Agreement.

13.4 Expenses. Except as may be otherwise provided in this Agreement, each Party shall be responsible for all expenses incurred by it in connection with the execution and performance of this Agreement.

13.5 Entire Agreement. This Agreement (including the documents referred to in this Agreement), the Stockholders Agreement, the Purchase and Sale Agreement, the DAS


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
Distribution Agreements the Confidentiality Agreement and the agreements contemplated hereby and therein constitute the entire agreement between the Parties and their respective Affiliates relating to their respective subject matter and supersede any prior understandings, agreements, or representations by or between the Parties and such Affiliates, written or oral, to the extent they related in any way to such subject matter.

13.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Buyer may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller. Each of Seller and Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to one or more of its Affiliates.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile signature with the same effect as if each of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

13.8 Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to aid in the interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and no presumption shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context requires otherwise, (i) the singular includes the plural and vice versa, (ii) all exhibits and schedules to this Agreement form a part of this Agreement, (iii) any reference in this Agreement or to any particular Article, Section, Exhibit or Schedule shall be deemed to refer to an Article or Section of this Agreement, or to an Exhibit or Schedule to this Agreement, as the case may be, (iv) where a term is defined, another part of speech or grammatical form of that term shall have a corresponding meaning, (v) the words "include", "includes" and "including" mean include, includes and including without limitation, and (vi) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under such statute or law.

13.9 Notices.

         (a) Any notice, request, approval or consent provided for or permitted under this Agreement shall be in writing and shall be given by (i) registered or certified mail or responsible courier, postage or courier charges prepaid, with acknowledgment of receipt requested, and addressed as provided below, or delivering the same by hand to the other Party's address specified below.

         (b) Notice addresses are as follows:

         (i)      Mycogen Corporation
                  c/o Dow AgroSciences LLC
                  9330 Zionsville Road


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
                  Indianapolis, Indiana 46268
                  Attention:  General Counsel

         (ii)     Ecogen Inc.,
                  2000 Cabot Blvd West
                  Suite 170
                  Langhorne, PA 19047
                  Attention:  Chief Executive Officer

         (c) Any notice sent in the manner described above shall be deemed to have been received by the other Party on the date specified in the acknowledgment of receipt returned to the sender, or as evidenced by the recipient's acknowledgment of receipt or on the date receipt is acknowledged in any other manner. Either Party may change its notice address by written notice to the other Party in accordance with this provision.

13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without regard to its provisions concerning conflicts of law.

13.11 Forum for Disputes. The Parties agree that any suit, action or other proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the Southern District of Indiana, Indianapolis Division, or, if that Court does not have jurisdiction, the Marion County Circuit or Superior Courts located in the City of Indianapolis, Indiana, or, if none of such courts has jurisdiction, in any other court sitting in Indiana having jurisdiction. Both Parties irrevocably and unconditionally consent and submit to the jurisdiction and venue of such courts. The Parties also agree (i) to accept service of process outside of the State of Indiana in any matter to be submitted to any such court under this provision, (ii) to waive any objection to the laying of venue in such court, and (iii) not to claim that any such suit, action or other proceeding has been brought in an inconvenient forum.

13.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.14 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by


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
this Agreement.

13.15 Terms and Conditions. The terms and conditions of this Agreement and the Exhibits attached hereto are confidential and shall not be disclosed to a Third Party without the written consent of the other Party.


         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


MYCOGEN CORPORATION                   ECOGEN INC.

By:      __________________           By: __________________
         A.C. Charles Fischer             James P. Reilly, Jr.
         President                        Chairman and Chief Executive Officer


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